Exhibit 3.1

CERTIFICATE OF INCORPORATION OF SUN BIOMASS, INC.

ARTICLE ONE

The name of this corporation is SUN BIOMASS, INC. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

This Corporation is authorized to issue Common Stock and Preferred Stock.

The total number of shares of this Corporation shall have the authority to issue is eleven million (11,000,000) shares. Ten million (10,000,000) shares shall be designated Common Stock, and shall have a par value of $0.001 per share. One Million (1,000,000) shares shall be Preferred Stock, and shall have a par value of $0.001 per share.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

The number of Directors which constitute the whole Board of Directors of the Corporation and the manner of their election shall be designated in the Bylaws of the Corporation.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE EIGHT

(a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve material misconduct or a knowing violation of law; (iii) under the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

(b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

(c) Neither any amendment nor repeal of this Article Nine, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE NINE

Vacancies created by newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

ARTICLE TEN

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the incorporation hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 5th day of February, 2009.

/S/ ALESIA BAUTINA
Alesia Bautina
Incorporator